Exhibit 99.1

Ethan Allen Declares Regular Quarterly Cash Dividend and Increases Share Repurchase Authorization

DANBURY, CT, April 24, 2018 -- Ethan Allen Interiors, Inc. ("Ethan Allen") (NYSE:ETH) announced today that its Board of Directors declared a $0.19 per share regular quarterly cash dividend and increased the current share repurchase program, increasing the remaining shares authorized for repurchase to three million shares. The $0.19 per share regular cash dividend will be payable to shareholders of record as of Tuesday, July 10, 2018, and will be paid on Wednesday, July 25, 2018.

Farooq Kathwari, Chairman and CEO commented, “We are pleased to continue our payment of this regular quarterly cash dividend." Mr. Kathwari continued, “We feel the timing is now right for us to increase our share repurchase authorization limit. So far, this this month we have repurchased approximately 2% of our outstanding shares.”

About Ethan Allen

Ethan Allen Interiors Inc. (NYSE: ETH) is a leading interior design company and manufacturer and retailer of quality home furnishings. The company offers complimentary interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 Design Centers in the United States and abroad. Ethan Allen owns and operates nine manufacturing facilities, including six manufacturing plants and one sawmill in the United States plus one plant each in Mexico and Honduras. Approximately seventy five percent of its products are made in its North American plants. For more information on Ethan Allen's products and services, visit ethanallen.com.

Ethan Allen Interiors Inc. Investor Relations Contact:

Corey Whitely

Executive Vice President, Administration

Chief Financial Officer and Treasurer

IR@ethanallen.com